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Contact:

LAWRENCE S. COBEN                        ISAAC KIER
Chairman and Chief Executive Officer     Secretary
Tremisis Energy Acquisition Corporation  Tremisis Energy Acquisition Corporation
(212) 397-1464                           (212) 397-1464

FOR IMMEDIATE RELEASE


                     TREMISIS ENERGY ACQUISITION CORPORATION
                        COMPLETES INITIAL PUBLIC OFFERING

         NEW YORK, NEW YORK, May 18, 2004 - Tremisis Energy Acquisition Corporation (OTC Bulletin Board: TEGYU) announced today that its initial public offering of 6,325,000 units, including 825,000 units subject to the underwriters' over-allotment option, was consummated. Each unit consists of one share of common stock and two warrants. The units were sold at an offering price of $6.00 per unit, generating gross proceeds of $37,950,000 to the Company. EarlyBirdCapital, Inc. acted as managing underwriter for the initial public offering. A copy of the prospectus may be obtained from EarlyBirdCapital, Inc., 600 Third Avenue, 33rd Floor, New York, New York 10016.

         Audited financial statements as of May 18, 2004 reflecting receipt of the proceeds upon consummation of the initial public offering have been issued by the Company and are included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

         The Company also announced that EarlyBirdCapital, Inc. has notified the Company that separate trading of the common stock and warrants underlying the units would commence on or about May 24, 2004.



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